FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Covina, CA – October 30, 2012. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), reported net income of $1.4 million, or $0.16 per diluted share for the quarter ended September 30, 2012.  This compares to net income of $2.1 million, or $0.22 per diluted share for the quarter ended September 30, 2011.  The decrease in net income was due primarily to an increase in noninterest expense and provision for loan losses partially offset by an increase in noninterest income and improvement in net interest income.

On October 9, 2012, the Company announced effective November 13, 2012, the Bank will be renamed Simplicity Bank and the Company will change its name to Simplicity Bancorp, Inc. with its trading symbol changing to SMPL. “As Simplicity Bank, we will build upon our established commitment to provide value, personal service and financial well being to our customers and communities,” said Dustin Luton, President and Chief Executive Officer.   Luton continued, “We will strive to make the banking experience even easier with more options, better technology, enhanced service capacity, a fresh look and a renewed vision.”

Net interest income increased $214,000, or 2.9% to $7.6 million for the quarter ended September 30, 2012 as compared to $7.4 million for the quarter ended September 30, 2011. While net interest income increased modestly, net interest margin declined slightly to 3.46% for the quarter ended September 30, 2012 as compared to 3.47% for the quarter ended September 30, 2011. The slight improvement in net interest income is primarily a result of the pay down of higher cost borrowings in June 2012 as they matured.

Noninterest income increased $437,000, or 40.5%, to $1.5 million for the quarter ended September 30, 2012 as compared to $1.1 million for the quarter ended September 30, 2011 due primarily to $424,000 in pre-tax gains on loans sold. During the quarter ended September 30, 2012, the Bank made the decision to sell fixed rate conforming loans in the secondary market while retaining the servicing rights. The ability to sell mortgage assets and retain the customer relationship is instrumental in ensuring the Bank is a viable option for customers that desire a mortgage loan.

Noninterest expense increased $903,000, or 17.4% to $6.1 million for the quarter ended September 30, 2012 as compared to $5.2 million for the quarter ended September 30, 2011 primarily due to an increase in salaries and benefits expense.  Salaries and benefits expense increased $560,000, or 21.0% to $3.2 million for the quarter ended September 30, 2012 as compared to $2.7 million for the quarter ended September 30, 2011 due primarily to employees hired in the areas of eCommerce, marketing and lending.  Employees hired in eCommerce and marketing will focus on aligning marketing efforts under the Bank’s new name and brand.  eCommerce employees will also continue to focus on expanding customer relationships through enhanced delivery channels such as online and mobile banking.  Over the year we also hired seasoned loan officers, underwriters and support staff in the income property and one-to-four family loan origination departments to accommodate for increased loan origination and sale activity.

Due to a number of factors, including the high rate of loan delinquencies nationwide, we believe certain third party servicers were not vigorously pursuing collection efforts on our behalf. In May 2012, we successfully obtained the servicing of $54.6 million in loans previously serviced by a third party servicer.  In August 2012, we also reached a servicing release agreement with another servicer to obtain the servicing of $75.0 million in loans in November 2012.  Included in the $75.0 million in loans are $3.6 million in delinquent loans 60 days or more at September 30, 2012.

Provision for loan losses increased to $850,000 for the quarter ended September 30, 2012 as compared to no provision for the same quarter last year.  The increase in the provision was primarily due to short sale losses and charge-offs on impaired loans.  As a result of the transfer of servicing from a third party servicer in May 2012, short sale activity increased during the quarter.  There was also a charge-off of approximately $253,000 on a commercial real estate loan that exhibited weakness during the quarter but remains current on its loan payments. The provision reflects management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

The allowance for loan losses to non-performing loans was 24.96% at September 30, 2012 as compared to 29.54% at June 30, 2012.  The decline in the allowance for loan losses to non-performing loans was a result of charge-offs of $1.1 million on impaired loans during the quarter ended September 30, 2012.  Delinquent loans 60 days or more totaled $9.0 million, or 1.19% of total loans at September 30, 2012 as compared to $9.4 million, or 1.22% of total loans at June 30, 2012.  Non-performing loans increased slightly to $25.6 million, or 3.40% of total loans at September 30, 2012 as compared to $25.4 million, or 3.29% of total loans at June 30, 2012.

Total assets declined to $915.4 million at September 30, 2012 from $923.3 million at June 30, 2012 due primarily to a decrease in gross loans receivable and securities available for sale, partially offset by an increase in cash and cash equivalents.  Gross loans receivable decreased $15.5 million, or 2.2%, to $755.6 million at September 30, 2012 from $772.2 million at June 30, 2012 and was primarily attributable to principal repayments and payoffs in addition to the sale of newly originated conforming fixed rate loans.  Securities available-for-sale decreased to $48.6 million at September 30, 2012 from $53.4 million at June 30, 2012 due to maturities, principal repayments and amortization.

Total stockholders’ equity, represented 16.64% of total assets and decreased to $152.3 million at September 30, 2012 from $154.1 million at June 30, 2012.  The decrease in stockholders’ equity was primarily attributable to shares repurchased during the quarter ended September 30, 2012 pursuant to the stock repurchase program previously announced as well as cash dividends paid of $685,000, partially offset by an increase in retained earnings.  For the quarter ended September 30, 2012, the Company repurchased 193,533 shares at an aggregate cost of $2.9 million.  The shares were repurchased at a weighted average price of $15.05 per share. There are 96,650 shares remaining under the authorized stock repurchase program. Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2012
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	September 30, 2012	June 30, 2012
Total assets	$915,413	$923,330
Gross loans receivable	755,588	772,219
Allowance for loan losses	(6,392)	(7,502)
Cash and cash equivalents	79,571	66,018
Securities available-for-sale, at fair value	48,562	53,397
Total deposits	677,892	682,889
Borrowings	80,000	80,000
Total stockholders’ equity	$152,308	$154,148
Equity to total assets	16.64%	16.69%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	1.19%	1.22%
Non-performing loans to total loans	3.40%	3.29%
Non-performing assets to total assets	2.86%	2.89%
Net charge-offs to average loans outstanding	1.02%	0.55%
Allowance for loan losses to total loans	0.85%	0.97%
Allowance for loan losses to non-performing loans	24.96%	29.54%

	Three Months Ended September 30,
Selected Operating Data and Ratios:	2012	2011
Interest income	$9,841	$10,277
Interest expense	(2,217)	(2,867)
Net interest income	7,624	7,410
Provision for loan losses	(850)	—
Net interest income after provision for loan losses	6,774	7,410
Noninterest income	1,515	1,078
Noninterest expense	(6,090)	(5,187)
Income before income tax expense	2,199	3,301
Income tax expense	(806)	(1,248)
Net income	$1,393	$2,053

Net income per share – basic and diluted	$0.16	$0.22
Return on average assets	0.61%	0.92%
Return on average equity	3.63%	5.19%
Net interest margin	3.46%	3.47%
Efficiency ratio	66.64%	61.11%

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
September 30, 2012
(Dollars in thousands)

	At September 30,	At June 30,
Non-accrual loans:	2012	2012
Real estate loans:
One-to-four family	$8,345	$9,332
Multi-family residential	1,511	1,555
Commercial	2,399	1,578
Other loans:
Automobile	27	—
Home equity	—	37
Other	3	3
Troubled debt restructurings:
One-to-four family	10,013	9,388
Multi-family residential	686	871
Commercial	2,627	2,636
Total non-accrual loans	25,611	25,400

Real estate owned and repossessed assets:
Real estate:
One-to-four family	—	669
Multi-family residential	—	—
Commercial	610	610
Other:
Automobile	—	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	610	1,279
Total non-performing assets	$26,221	$26,679

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At September 30, 2012
Real estate loans:
One-to-four family	3	$1,494	18	$6,736	21	$8,230
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	—	—	—	—
Other loans:
Automobile	—	—	1	11	1	11
Home equity	—	—	—	—	—	—
Other	4	4	3	3	7	7
Total loans	7	$1,498	23	$7,494	30	$8,992

At June 30, 2012
Real estate loans:
One-to-four family	4	$1,787	17	$6,815	21	$8,602
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	21	—	—	3	21
Home equity	—	—	—	—	—	—
Other	12	1	2	3	3	4
Total loans	19	$1,809	20	$7,562	28	$9,371